Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen New York Performance
Plus
Municipal Fund, Inc.
33-31377
811-5931

A special meeting of the shareholders
of the Nuveen New York
Performance Plus Municipal Fund,
Inc. was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
 Agreement:

The number of shares voted in the
 affirmative:
13,058,442 and
the number of negative votes:  96,144

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005
, under
Conformed Submission Type DEF
 14A, accession
number 0000950137-05-007561.